Exhibit 5.1
October 3, 2011
HCA Inc.
One Park Plaza
Nashville, Tennessee 37203
Ladies and Gentlemen:
     We have acted as counsel to HCA Inc., a Delaware corporation (the “Company”), and HCA Holdings, Inc., a Delaware corporation and the direct parent of the Company (the “Parent Guarantor”) in connection with the Registration Statement on Form S-3 (File No. 333-175791) (the “Registration Statement”) filed by the Company and the Parent Guarantor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance thereunder by the Company of $500,000,000 aggregate principal amount of 8.00% Senior Notes due 2018 (the “Notes”), unconditionally guaranteed (the “Guarantee”) on a senior unsecured basis by the Parent Guarantor, pursuant to the Underwriting Agreement, dated September 27, 2011, among the Company, the Parent Guarantor and the underwriters named therein (the “Underwriting Agreement”).
     We have examined the Registration Statement as it became effective under the Act; the prospectus dated July 26, 2011 (the “Base Prospectus”), as supplemented by the prospectus supplement dated September 27, 2011 (the “Final Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed by the Company and the Parent Guarantor pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act; the Indenture, dated as of August 1, 2011 (the “Base Indenture”) among the Company, the Parent Guarantor, Law

Debenture Trust Company of New York, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as registrar, paying agent and transfer agent (in each capacity, the “Registrar”), as supplemented by Supplemental Indenture No. 3, dated as of October 3, 2011 (together with the Base Indenture, the “Indenture”), among the Company, the Parent Guarantor, the Trustee and the Registrar; a duplicate of the global note representing the Notes; and the Underwriting Agreement.
     We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Parent Guarantor.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee and the Registrar.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
1.	Assuming due authentication of the Notes by the Trustee, the Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.	Assuming due authentication of the Notes by the Trustee, the Guarantee constitutes a valid and legally binding obligation of the Parent Guarantor enforceable against the Parent Guarantor in accordance with its terms.
     Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
     We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law).
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on October 3, 2011 and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP